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                                                                   EXHIBIT 10.11



                          GEORGIA-PACIFIC CORPORATION
                         1994 MANAGEMENT INCENTIVE PLAN
       (As Amended and Restated by Action of the Board of Directors on
                               February 2, 1994)


         By action of its Board of Directors on February 2, 1994,
Georgia-Pacific Corporation adopted the Georgia-Pacific Corporation 1994 Management Incentive Plan ("MIP") for its senior management and staff effective for calendar year 1994 (the "Covered Year"):

I.       DEFINITIONS

         For purposes of the MIP, the following terms or phrases shall have the indicated meanings:

         1. "Affected Officer" means any Executive Vice President, President, Vice Chairman or Chairman of Georgia-Pacific Corporation as of January 1, 1994.

         2.      "Board" means the Board of Directors of Georgia-Pacific
Corporation.

         3. "MIP Cash Flow" or "MIPCF" means cash provided by operations for the Covered Year plus (minus) cash provided by (used for) investment activities during the Covered Year, all as determined using generally accepted accounting principles, provided that the calculation will be further adjusted to exclude (a) capital expenditures and (b) proceeds (payments) with respect to the accounts receivable program.

         4. "Chairman" means the Chairman and Chief Executive Officer of Georgia-Pacific Corporation or, if one person does not hold both of these offices, the Chief Executive Officer of Georgia-Pacific Corporation.

         5. "Committee" means the Stock Option Plan and Management Compensation Committee of the Board.
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         6.      "Compensation" means the compensation of a Participant for a given Covered Year as determined by the Plan Administrator using the definition of "Compensation" under the Georgia-Pacific Corporation Savings and Capital Growth Plan ("Savings Plan") (but without regard to any cap on Compensation established under the Savings Plan), provided that notwithstanding the foregoing, for Participants who are Affected Officers, "Compensation" means the annual rate of base salary effective January 1, 1994 (taking into account base salary increases retroactively effective to that date as approved by the Committee and the Board at their first regular meetings during the Covered
Year).

         7. "Corporation" means Georgia-Pacific Corporation and its subsidiaries.

         8.      "Covered Year" means calendar year 1994.

         9. "Employee" means any full-time, salaried employee of the Corporation.

         10. "Senior Officer" means any Group, Senior or Executive Vice President, the President or a Vice Chairman of Georgia-Pacific Corporation.

         11. "Maximum MIPCF" means the MIPCF at which the percentage of Compensation paid as Team Bonus Awards reaches its maximum, as determined by the Committee in its discretion.

         12. "Participant" means an Employee of the Corporation who, for a given year, meets the eligibility standards of Section II.

         13. "Plan Administrator" means the person or entity having administrative authority under this MIP, as specified in Section IV.

         14. "Threshold MIPCF" means the minimum MIPCF for which Team Bonus Awards will be paid, as determined by the Committee.

II.      ELIGIBILITY

         1.        Participation Criteria.  An Employee will be eligible to
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participate in the MIP for a given year if he or she is on January 1, 1994, an officer of Georgia-Pacific Corporation (or becomes an officer during the Covered Year) or, if a non-officer, has been designated by the





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Chairman as a Participant (including designation in a specific class of participation, if applicable) at the beginning of the year or has been added as a Participant in the MIP (including designation in a specific class of participation, if applicable) by act of the Chairman.

         2.      Limitations.  Notwithstanding anything in subsection
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1 of this Section II to the contrary:

         (a) A Participant who terminates employment with the Corporation during the Covered Year may receive a prorated - or no - award pursuant to subsection 4 of Section III.

         (b) The Chairman shall have authority, in his discretion, to add or delete non-officer Employees from the Participant group.

         (c) Participants in other incentive compensation programs (excluding any stock option or restricted stock plan) maintained by the Corporation are not eligible to participate in the MIP.

III.     AWARDS

         The MIP contemplates two different types of awards, viz., the Team Bonus Award ("Team Bonus") and the Individual Bonus Award ("Individual Bonus"):

         1.      Standards for Award of Team Bonuses.   Team Bonuses for each
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Participant under this MIP will equal a percentage of the Participant's
Compensation determined pursuant to standards adopted by the Committee (subject to Board approval) prior to April 1, 1994 as follows:

         (a) First, the Committee (subject to the approval of the Board) will specify, in its discretion, the Threshold MIPCF, the Maximum MIPCF, intermediate MIPCF levels and the percentage of Compensation payable as Team Bonuses (which need not be the same for all classes of Participants) for each of these MIPCF levels.





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      (b)     Second, the percentage for any MIPCF between a given MIPCF level and the next preceding or following level shall be determined by interpolation between those two levels.

      (c) Third, for MIPCFs below the Threshold MIPCF, no Team Bonuses shall be paid; for all MIPCFs above the Maximum MIPCF, the percentage of Compensation corresponding to the Maximum MIPCF shall be paid. No Individual Bonuses will be paid for the Covered Year if the Threshold MIPCF is not attained in that year.

       2. Amount of Individual Bonuses. Each Participant who receives a Team Bonus for a Covered Year will be eligible for an Individual Bonus which will be determined as follows:

      (a) For Participants other than Senior Officers and the Chairman, an Individual Bonus pool will be determined by the Committee based upon the recommendation of the Chairman and will reflect consideration of the level of group/division/business unit performance and individual performance, as determined for each Participant by the responsible executive officer and any additional guidelines determined by the Chairman.

      (b) For Senior Officers other than Affected Officers, an Individual Bonus pool will be determined by the Committee based upon a recommendation of the Chairman and will reflect consideration of the level of performance of business units or corporate functions for which each such officer is responsible and any additional guidelines determined by the Chairman.

      (c) For Affected Officers other than the Chairman, the Individual Bonuses shall equal one hundred percent (100%) of their respective Team Bonuses subject to reduction of each Individual Bonus by the Committee to an amount which, in the opinion of the Committee, appropriately reflects the level of performance of





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         the business unit or corporate function for which each such officer is responsible.

  (d) For the Chairman, the Individual Bonus shall equal two hundred percent (200%) of the Team Bonus applicable to him, subject to reduction by the Committee, in its discretion, based on its review and evaluation of such performance criteria as the Committee may deem appropriate.

The magnitude of the Individual Bonuses for all Participants will also reflect their individual performance - and the performance of any group/division/business unit under their supervision - with respect to the Corporation's standing policies (as applicable and in effect from time to time), in particular (but without limitation) the Corporation's Code of Conduct and its safety and environmental policies. No Individual Bonus may exceed the amount of the recipient's Team Bonus for the Covered Year. In no event may the total the Team Bonus and the Individual Bonus for a Participant other than the Chairman exceed one hundred percent (l00%) of the Participant's Compensation for the Covered Year; the sum of the Chairman's Team Bonus and Individual Bonus may not exceed one hundred forty percent (140%) of his Compensation for the Covered Year.

         3.      Payment of Awards.  Awards shall be paid as soon as
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practicable after the calculation of MIPCF for the Covered Year, but in no event later than March 15 following the end of the Covered Year. In the event of the death of a Participant, any awards due to - or in respect of - him or her under this Plan will be paid, first, to his or her surviving spouse (if any) and, if there is no surviving spouse, to his or her estate.

         4.      Modifications of Awards/Special Situations:
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        (a)      A Participant who, during the Covered Year, retires having attained at least age 65, retires having attained age 55 and having accumulated at least ten (10) years of service for vesting purposes under the Savings Plan ("Vesting Service"), dies or becomes totally and permanently disabled (as determined by the Plan Administrator pursuant to the standards of the Georgia-Pacific Corporation





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         Salaried Long-Term Disability Plan) shall be entitled to awards prorated to reflect the number of full months actually worked during the Covered Year.

  (b) In the Chairman's discretion (but subject to Committee approval in the case of Affected Officers), groups of Participants who are terminated by reason of the Corporation's divestiture of a subsidiary or assets or individual Participants whose employment with the Corporation is terminated (for reasons other than death, disability or retirement as described in subsection (a)) during the Covered Year may receive awards prorated as described above in subsection (a); provided, however, that an eligible Employee who would have been entitled to a prorated award under subsection (a) if he or she had retired at or before the closing date of such divestiture will be deemed to have retired for purposes of this Section
         III. 4; and provided, further, that in the case of Participants who are not officers of Georgia-Pacific
         Corporation, the Chairman may delegate the exercise of his discretion under this paragraph (b) to other officers of Georgia-Pacific Corporation.

  (c) Eligible Employees terminated under circumstances not described under subsections (a) or (b) above will not be entitled to any awards for the year of termination; provided, however, that Employees terminated after age 65 or after age 55 with ten
         (10) years of Vesting Service will be deemed to have retired under subsection (a).

IV.      ADMINISTRATION

         The Chairman shall be the Plan Administrator and shall have complete control over the administration of the MIP, with all powers necessary to carry out such duties and responsibilities, including the power to construe the MIP and Board resolutions establishing the MIP, to adopt and revise pertinent rules and regulations and to resolve all interpretative, calculation and other questions arising under the MIP (subject at all times to approval by the





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Committee with respect to matters for which Committee approval is expressly required under this MIP). The Chairman may act personally in this regard or through a delegate designated by him. The decision of the Chairman on all matters within the scope of the authority of the Plan Administrator (or of the Committee on matters within its scope of authority) shall be final and binding on all affected parties (including, without limitation, the Corporation, shareholders, Participants, and other Employees).

V.       AMENDMENT OR TERMINATION

         The Board, by action of the Committee, expressly reserves the right to amend or terminate the MIP at any time, provided that no "vested" award may thereby be reduced. Awards shall be deemed to "vest" on December 31 of the Covered Year.

VI.      MISCELLANEOUS

         1.      Awards Unfunded.  Awards payable pursuant to the MIP (if any)
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shall be paid solely from the general assets of the Corporation.  No trust or other funding device providing for the identification or segregation of assets to fund MIP awards has been established, nor is it the Corporation's intention to do so. Each Participant shall be an unsecured creditor of the Corporation with respect to any interest he or she may have in award payments under the MIP.

         2.      Taxation of Awards.  Awards under the MIP will be compensation
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subject to Federal and State tax withholding (including, without limitation,
FICA withholding) in the calendar year in which they are paid.

         3.      Retirement Plans and Welfare Benefit Plans.  Except as
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otherwise specified in the plan in question, awards under the MIP will not be included as "compensation" for purposes of the Corporation's retirement plans (both qualified and non-qualified) or welfare benefit plans.





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         4.      Spendthrift Clause.  A Participant may not assign, anticipate,
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alienate, commute, pledge or encumber any benefits to which he or she may become entitled under the MIP, nor are the awards subject to attachment or garnishment by any creditor.

         5.      No Contract of Employment.  The Corporation intends that the
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awards provided under the MIP be a term of employment and a part of each
Participant's compensation and benefit package. The MIP does not give any Participant the right to be retained in the employment of the Corporation for any period.

VII.     EFFECTIVE DATE/SHAREHOLDER APPROVAL

         1.      Effective Date.  The MIP shall become effective on January 1,
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1994 for the Covered Year.

         2.      Shareholder Approval.  Notwithstanding anything in this MIP to
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the contrary, the MIP shall be null and void from inception if it is not approved, in a separate vote, by the affirmative vote of the holders of at least a majority of the shares of the common stock of Georgia-Pacific Corporation voted at a meeting of such shareholders duly held in accordance with the applicable corporate law of the State of Georgia and the By-Laws of the Company on or prior to December 31, 1994.





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